Exhibit 5.01

[LETTERHEAD OF DAVIS POLK & WARDWELL LLP]

July 10, 2013

Oracle Corporation

500 Oracle Parkway

Redwood City, CA 94065

Ladies and Gentlemen:

We have acted as special counsel for Oracle Corporation, a Delaware corporation (the “Company”), in connection with the Company’s offering of €1.25 billion principal amount of its 2.250% Notes due 2021 and €750 million principal amount of its 3.125% Notes due 2025 (collectively, the “Notes”) in an underwritten public offering pursuant to an underwriting agreement dated July 2, 2013 (the “Underwriting Agreement”) between the Company and BNP Paribas, Deutsche Bank AG, London Branch, and The Royal Bank of Scotland plc (the “Underwriters”). The Notes are to be issued pursuant to an Indenture dated as of January 13, 2006 (the “Base Indenture”) by and among the Company (formerly known as Ozark Holding Inc.), Oracle Systems Corporation (formerly known as Oracle Corporation) and Citibank, N.A., as amended by the First Supplemental Indenture dated as of May 9, 2007 (together with the Base Indenture, the “Indenture”) by and among the Company, Citibank, N.A. and The Bank of New York Trust Company, N.A., and an Officers’ Certificate to be issued pursuant thereto on or about July 10, 2013. On June 29, 2007, Citibank, N.A. resigned as the original trustee under the Indenture and the Company appointed The Bank of New York Trust Company, N.A. as successor trustee (the “Trustee”). We have been informed that The Bank of New York Trust Company, N.A., has become The Bank of New York Mellon Trust Company, N.A. The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-187919, the “Registration Statement”) pursuant to the provisions of the Securities Act of 1933, as amended.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, the Notes have been duly authorized in accordance with the Indenture, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of

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reasonableness and equitable principles of general applicability, provided that we express no opinion as to (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of the Notes, the Indenture and the Notes are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company).

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and further consent to the reference to our name under the caption “Validity of Securities” in the base prospectus and supplement thereto, which are part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP